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Exhibit 10.1

EXTENSION OF AND AMENDMENT TO EMPLOYMENT AGREEMENT

        This Extension of and Amendment to Employment Agreement ("Agreement") Amendment is entered into by and between Julius Genachowski ("Executive") and USA Interactive (formerly USA Networks, Inc.), a Delaware corporate (the "Company"), and is effective as of September 30, 2002.

        WHEREAS, the Company and Executive are parties to an Employment Agreement, effective August 9, 2000 (the "Employment Agreement").

        WHEREAS, in January 2002, Executive received a promotion to Executive Vice President, General Counsel and Secretary.

        WHEREAS, the parties now wish to extend the Employment Agreement and amend it as set forth in this Agreement.

        NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, Executive and the Company hereby agree as follows:

1.
Capitalized terms not defined in this Agreement shall have the respective meanings set forth in the Employment Agreement.

2.
The Company and Executive agree to extend the Term through December 31, 2004, upon the same terms and conditions of the Employment Agreement, except as provided herein:

a.
During the Term, the Base Salary shall be $500,000, payable in equal biweekly installments or in accordance with the Company's payroll practice as in effect from time to time.

b.
Beginning December 31, 2003, Executive, while remaining employed by the Company, may leave his current position as General Counsel and Secretary (collectively, "General Counsel"), and may also choose to be based in Washington, D.C. If Executive leaves the General Counsel position and remains based in New York, or if Executive moves to Washington, D.C. (in which case he would leave the General Counsel position), the Executive would assume a senior executive position at the Company for the remainder of the Term, and his compensation and benefits would remain unchanged.

c.
The Company and Executive agree that Executive, at his election, may take a four-month leave of absence with pay, from November 18, 2002, to March 18, 2003, for which the Company grants permission. Executive will receive annual bonuses for 2002 and 2003 along with the other senior corporate executive officers, on the same basis as if he had not taken a leave of absence. Executive's stock options and restricted stock are unaffected by this Amendment (e.g., they will continue to vest during the leave of absence).

        This Amendment may be executed in counterparts, each of which shall be deemed an original, but both of which together shall constitute one and the same instrument.

        IN WITNESS WHEREOF, the Company has caused this Agreement to be executed and delivered by its duly authorized officer and Executive has executed and delivered this Agreement on September 30, 2002.

USA INTERACTIVE
By:	/s/ VICTOR KAUFMAN Victor Kaufman
/s/ JULIUS GENACHOWSKI Julius Genachowski

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  Exhibit 10.1
EXTENSION OF AND AMENDMENT TO EMPLOYMENT AGREEMENT